Exhibit 99.1

[LOGO OF ONEOK]	NEWS

January 28, 2004	Analyst Contact: Weldon Watson
918-588-7158
Media Contact: Andrea Chancellor
918-588-7570

ONEOK Settles with CFTC

Tulsa, Okla. – ONEOK, Inc. (NYSE:OKE) today announced it and ONEOK Energy Marketing and Trading LP, an entity wholly owned by ONEOK, Inc., have reached a settlement with the Commodity Futures Trading Commission regarding the CFTC’s investigation of the company’s price reporting to industry trade publications.

The settlement addresses the issue of false and/or misleading reporting of natural gas information to industry trade publications that compile and report index prices. ONEOK ceased providing such pricing information in 2002. ONEOK is not aware of any evidence that the previous practices in question affected any published index price.

In the settlement with the CFTC, the company neither admits nor denies the findings in the CFTC settlement order.

The financial terms of the settlement call for ONEOK to pay a civil monetary penalty of $3 million.

The settlement between the CFTC and ONEOK is one of the first reached with CFTC arising from its investigation of price reporting in the energy industry that is limited by its terms to the issue of false and/or misleading reporting.

“We are pleased the settlement reached now closes the CFTC investigation of ONEOK and it allows our company to move forward and put the issue behind us,” said David Kyle, ONEOK chairman, president and chief executive officer.

ONEOK, Inc., is a diversified energy company involved primarily in oil and gas production, natural gas processing, gathering, storage and transmission in the mid-continent areas of the United States. The company’s energy marketing and trading operations provide service to customers in most states. The company is the largest natural gas distributor in Kansas and Oklahoma, and the third largest in Texas, operating as Kansas Gas Service, Oklahoma Natural Gas and Texas Gas Service, serving almost 2 million customers. ONEOK is a Fortune 500 company.

For information about ONEOK, Inc. visit the Web site: www.oneok.com.

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